Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA

Allied Nevada Reports 2010 Full Year Net Income of $34.1 Million ($0.41/Share)

Average Cost of Sales of $418 Per Ounce of Gold Sold1 For 2010

February 28, 2011, Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to report its financial and operating results for the three months and year ended December 31, 2010. The results presented in this press release should be read in conjunction with the Company’s Form 10-K (annual report) filed on SEDAR and Edgar and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP and are expressed in U.S. dollars.

2010 Highlights:

•	Hycroft achieved the safety milestone of one full calendar year without a lost time accident an no significant environmental incidents.

•

The Hycroft operations completed its 2010 operating year as planned. The mine sold 102,483 ounces of gold and 238,242 ounces of silver in 2010 at an average cost of sales[1] of $418 per ounce of gold sold, at the lower end of our guidance range of $400 to $450 per ounce.

•

Revenue from gold and silver sales in the fourth quarter of 2010 was $31.5 million compared with $16.2 million in the same period last year. For the full year, revenue was $130.9 million in 2010, compared with $43.2 million in 2009. The significant increase in revenue year over year is due to the mine operating at normal rates in 2010 where it was still in the commissioning phase in 2009 and higher gold and silver realized prices. The average realized gold price in the fourth quarter and year to date for 2010 was $1,371 and $1,227 per ounce, respectively, compared with $1,100 and $1,003 per ounce, respectively, in the corresponding periods of 2009.

•

Allied Nevada achieved net income of $6.6 million ($0.07 per share) in the fourth quarter of 2010 and $34.1 million ($0.41 per share) for the year, compared with net income of $17.8 million ($0.24 per share) and $8.5 million ($0.13 per share) for the same periods in 2009. Net income in 2010 included a tax benefit of $7.1 million (2009 - $17.9 million).

•

In the fourth quarter of 2010, $5.6 million of exploration and $4.3 million of abnormal stripping costs were expensed. The exploration expenditures are higher than planned due to the Company’s decision to accelerate the in-fill drill program in advance of a reserve and resource update scheduled for release in early 2011. This will provide the Company with the resource information necessary to complete an initial feasibility study, scheduled for the third quarter of 2011. Upon completion of the feasibility study, it is expected that the annual exploration budget will decline to $5 million.

•

Average cost of sales per ounce of gold sold[1] (excluding accretion, depreciation and amortization) was $418 for 2010 compared with $392 in 2009. Cost of sales for 2010 was in-line with expectations and in the lower range of our guidance of $400-$450 per ounce of gold sold. Cost of sales per ounce of gold sold[1] for the fourth quarter of 2010 was $462, higher than the rest of the year as expected as the mine worked through a planned stripping phase in connection with the implementation of the accelerated oxide mining rate. The result was fewer ore tons being mined with lower grades compounded by more waste tons being

[1]	Allied Nevada uses the non-GAAP financial measures “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

mined. This was offset by better than planned realized silver prices. Cost of sales per ounce of gold sold is expected to return to the $450-$490 range for 2011, as discussed below in the 2011 Outlook, as the mine completes the stripping phase.

•

Cash flow provided by operating activities was $0.4 million for the fourth quarter of 2010, compared with cash used in operating activities of $2.9 million in the same period in 2009. For the full year, cash provided by operating activities was $24.3 million in 2010 compared with cash used in operating activities of $23.8 million in 2009. Cash provided by operating activities was higher in 2010 as the mine was still in the initial commissioning stages in 2009 and did not produce at the expected levels.

•

For the three months and year ended December 31, 2010, cash used in investing activities was $9.8 million and $37.8 million, respectively, compared with $5.1 million and $11.1 million in the same periods in 2009.

•

Capital expenditures for 2010 were $27.2 million. The primary goal of the capital program in 2010 was to begin implementing the accelerated oxide mining plan and prepare for the initial milling feasibility for Hycroft, including modifications to current infrastructure, a mobile crushing unit, additions to the mining fleet, exploration and pit development. Modifications to the Merrill-Crowe plant increasing the flow rate to 3,500 gallons per minute, construction of a lean pumping station and a 3.5 million square foot expansion to the existing Brimstone leach pad were completed.

•	The Company leased the three 320-ton haul trucks and the larger capacity shovel under capital lease agreements.

•

In 2010, net cash used in financing activities for the three months ended December 31 was $0.5 million and cash provided by financing activities for the full year was $259.8 million, compared with net cash provided by investing activities of $1.2 million and $110.0 million for the same periods in 2009. The Company completed a cross-border public offering in June of 2010, resulting in aggregate gross proceeds of CDN$283.5 million.

•

Cash and cash equivalents at December 31, 2010 were $337.8 million compared with $91.6 million at December 31, 2009. The increase year over year is primarily the result of the public offering mentioned above.

•

The Company completed positive initial and updated milling scoping studies for Hycroft in 2010. Based on the positive outcome of these scoping studies, the Company began working on an initial feasibility study, which we expect to issue in the third quarter of 2011.

•

The Company drilled 396 holes totaling 333,248 feet of drilling at Hycroft with a focus on infill drilling to convert resources and continuing to delineate silver resources, where previously only gold data had been estimated.

•

The Company completed an initial exploration program at Hasbrouck, drilling 14 holes totaling 7,615 feet with a goal of confirming historical data. Based on the positive indications of this drill program, the Company plans on completing a preliminary economic assessment in the first quarter of 2011.

“This has been a very successful year for Allied Nevada,” commented Scott Caldwell, President & CEO of Allied Nevada. “We achieved important safety and environmental milestones, delivered excellent operational and financial results and advanced a number of growth opportunities for the Company. The accelerated oxide expansion project at Hycroft is on track to increase gold production to over 260,000 ounces by 2012. The initial indications of the milling scoping study were impressive, supported by the continued positive

2010 Year End Financial & Operating Results |	2

metallurgical results throughout the year and improved resource base. We advanced Hasbrouck on a development path and defined a number of other outside exploration opportunities to begin diversifying our organic growth strategy. I would like to thank everyone at Allied Nevada for their dedication and hard work in making 2010 a pivotal year for the Company.”

Operations Update

Key operating statistics for the three months and year ended December 31, 2010, compared with the same periods of 2009, are as follows:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Ore mined (thousands of tons)	2,412	1,749	9,923	9,772
Waste mined (thousands of tons)	5,087	4,129	16,611	17,149

Total material mined (thousands of tons)	7,499	5,878	26,534	26,921

Ore grade - gold (opt)	0.012	0.026	0.020	0.022
Ore grade - silver (opt)	0.099	0.225	0.246	0.221

Ounces produced - gold	20,000	17,600	103,700	52,000
Ounces produced - silver	42,900	27,400	234,000	71,500

Ounces sold - gold	21,899	14,395	102,483	42,358
Ounces sold - silver	54,081	20,689	238,242	53,125

Average realized price - gold ($/oz)	$1,371	$1,100	$1,227	$1,003
Average realized price - silver ($/oz)	$27	$17	$20	$15

Average spot price - gold ($/oz)	$1,367	$1,100	$1,225	$972
Average spot price - silver ($/oz)	$26	$18	$20	$15

Cost of sales, net of byproduct credits[1] (thousands)	$10,121	$5,502	$42,804	$16,605
Cost of sales per ounce of gold sold[1]	$462	$382	$418	$392

1.	Allied Nevada uses the non-GAAP financial measure “cost of sales per ounce of gold sold” in this document. Please see the section titled “Non GAAP Measures” for further information regarding these measures.

The Hycroft Mine successfully completed its second full year of operations in 2010 with no reportable environmental incidents and completed one full year without a lost time accident. The Company sold 21,899 ounces of gold in the fourth quarter and exceeded guidance with sales of 102,483 ounces of gold for the year in 2010. Silver sales for the fourth quarter were 54,081 with full year 2010 silver sales of 238,242 ounces exceeding expectations as the ratio of silver ounces to gold ounces sold was higher than the planned 2:1 ratio. Cost of sales was at the lower end of our guided range at $418 per ounce of gold sold, partially due to better than expected commodity prices, increased silver sales and a higher average realized silver price.

Hycroft mined 26.5 million tons of material, including 9.9 million tons of ore at average grades of 0.020 opt gold and 0.246 opt silver in 2010. The mine placed approximately 194,100 contained ounces of gold (recoverable – 109,900 ounces) and 2,436,600 ounces of silver (recoverable – 243,700 ounces) on the leach pads in 2010.

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In 2010, the mine completed the planned 3.5 million square foot leach pad expansion of the existing Brimstone leach pad, upgraded the Merrill-Crowe processing facility to increase solution flow from 2,500 gpm to 3,500 gpm and installed a lean pumping station designed to increase mill efficiency by recirculating lower grade solution back to the pads to raise the grade of solution going through the mill. The mine began implementing the accelerated oxide mining rate with the addition of three 320-ton haul trucks to the mining fleet and a larger capacity electric shovel capable of servicing the larger trucks more efficiently. The first crusher became operational in the third quarter and is currently working as planned. The crusher will be used to provide crushed overliner material for new areas of the heap leach pads until mining of the acid leach material transitions to the harder siliceous material.

Exploration

The Company drilled 396 holes in 2010, totaling 333,248 feet of drilling. The goal of the 2010 drill program was primarily infill drilling to upgrade current resources and provide material for engineering and metallurgical studies in support of the initial feasibility study for the milling project. The Company expects to announce an updated resource estimate in March 2011.

2011 Outlook

Hycroft Operations

In 2011, we expect Hycroft to mine approximately 44 million tons of material, including 24 million tons of ore at average grades of 0.014 opt gold. The average grades in 2011 are expected to be lower than the average grades mined in 2010 as the mine moves through a lower grade phase of mining of the Brimstone pit. The silver to gold production ratio is expected to be 2.5 ounces of silver for each ounce of gold.

Gold sales for 2011 are expected to be 125,000-135,000 ounces at an expected cost of sales per ounce of gold sold2 of $450-$490 (with silver as a byproduct credit). Production is expected to be lower in the first half of 2011 and increase through the remainder of the year as the impact of mining more tons and placing more ore begins to take effect. The overall strip ratio for 2011 is expected to be less than 1:1. The strip ratio for the first quarter of 2011 is expected to be higher than 1:1, and will decline through the remainder of the year as the mine completes the stripping program commenced in 2010 to remove waste and allow access to an area of ore in the Brimstone pit and a new mining area, Cut 5. Cost of sales per ounce of gold sold is expected to be higher in 2011 as compared to 2010 due to higher commodity price expectations, a lower grade mining phase and an increased waste mining rate as the mine continues to ramp up the oxide expansion. Cost of sales per ounce of gold sold2 is calculated assuming a silver selling price of $22/ounce and fuel price of $100/barrel. It is expected that a $10/barrel change in the world fuel price would results in a $1 per ounce change in operating expense.

Exploration

Company-wide exploration expense in 2011 is expected to be $18.0 million with an additional $4.5 million of capitalized mine development costs. The exploration program at Hycroft includes 200,000 feet of planned drilling with work in the first quarter focused on infill and engineering drilling for the milling feasibility study utilizing a fleet of seven to ten core and reverse circulation rigs. For the remainder of the year, we expect to use two or three rigs to test additional targets outside of the current known mineralization at Hycroft.

[2]	Allied Nevada uses the non-GAAP financial measure “cost of sales per ounce of gold sold” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

2010 Year End Financial & Operating Results |	4

At Hasbrouck, exploration plans are focused on advancing the project along the development path with a goal of completing a preliminary economic assessment in the first quarter of 2011. An exploration program has been designed at other exploration properties to test a number of encouraging targets identified through the successful 2010 field program.

Major Capital Programs

Capital expenditures in 2011 are expected to total approximately $110 million. Significant capital projects include the following: expansion of the mobile equipment fleet at Hycroft with additional 320-ton haul trucks and larger capacity shovels ($53 million); support building improvements, increased process plant capacity modifications and ongoing leach pad expansion at Hycroft ($22 million); capitalized stripping and drilling ($9 million); and other capitalized spending of $26 million. We expect to lease a significant portion of the mobile equipment through capital leases.

The Company continues to implement near and long-term opportunities to increase production, reduce costs, and extend the life of the Hycroft mine. These initiatives include:

1.	Continued implementation of the Hycroft Accelerated Oxide Heap Leach Project: The mine has been successful in initiating the accelerated oxide heap leach plan with the addition of a crushing circuit, completion of the 2010 leach pad expansion and integration of the larger scale mining equipment. The operating plan will be to continue increasing the mining rate as new equipment is delivered throughout 2011. The goal for 2011 is to increase the mining rate to 44 million tons (from 26.5 million in 2010) and ultimately to 88 million tons by 2012. By tripling the mining rate, the mine expects to increase gold production to average over 260,000 ounces annually by 2012.

2.	Hycroft Milling Project development: Based on the positive results of the milling scoping studies completed in 2010, the Company intends to complete an initial feasibility study for a milling scenario to develop the most economically viable solution for extracting the large resource at Hycroft. It is currently expected that this study will be completed in the third quarter of 2011.

3.	Develop exploration properties: A greater emphasis will be placed on regional exploration targets and advancing potential development properties in 2011. In the first quarter of 2011, the Company intends to publish a preliminary economic assessment for the Hasbrouck Project. Exploration programs have been designed for a number of other exploration properties in 2011 to follow up on opportunities identified during the 2010 field program.

Conference Call Information

Allied Nevada will host a conference call on Tuesday, March 1, 2011 at 8:00 am PT (11:00 am ET) followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4860

Outside of Canada & US – 1-416-644-3415

Replay (available until March 8, 2011):

Access code: 4414420#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

2010 Year End Financial & Operating Results |	5

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the timing, results and benefits of exploration, operations, drill programs, Hycroft expansion economics and engineering assessments and feasibility studies; expectations regarding the expected timing, cost and financing of exploration spending and equipment and the anticipated benefits of such items; potential growth and optimization opportunities; the completion, costs and benefits of expansions at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; mineral reserve and resource estimates; cost estimates, estimates of gold and silver grades and waste mined; the overall strip ratio; the silver to gold production ratio; estimates of recovery rates; the life of the Hycroft mine and the cash flow generated by the property; the amount and timing of future gold and silver production and sales from the Hycroft mine and the associated cost of sales; fuel prices and cyanide consumption; the sufficiency of current oxide reserves; expectations regarding the Company’s future capital requirements and expenditures and the sources and adequacy of liquidity available to the Company; and other statements that are not historical facts.

Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning mineral reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Non-GAAP Measures

Allied Nevada provided the non-GAAP measures of “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use these non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The calculations of these non-GAAP measures are presented below:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Cost of sales (thousands)	$11,598	$5,859	$47,646	$17,411
Less: Silver revenues (thousands)	$(1,477)	$(357)	$(4,842)	$(806)

Cost of sales, net of byproduct credits (thousands)	$10,121	$5,502	$42,804	$16,605
Gold ounces sold	21,899	14,395	102,483	42,358
Cost of sales per ounce of gold sold	$462	$382	$418	$392

The technical contents of this news release have been prepared under the supervision of Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada.

For further information regarding the quality assurance program and the quality control measures applied, please see the technical report dated February 28, 2011 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com

2010 Year End Financial & Operating Results |	6

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares)

	Years Ended December 31,
	2010	2009
Assets:
Cash and cash equivalents	$337,829	$91,581
Inventories	9,978	6,773
Ore on leachpads	49,357	34,179
Prepaids and other	7,405	3,911
Deferred tax asset, current portion	4,655	4,344

Current assets	409,224	140,788

Restricted cash	15,020	14,066
Plant and equipment, net	66,081	35,367
Mine development costs	18,874	10,389
Reclamation premium and asset retirement cost asset	2,292	2,431
Mineral properties	35,522	35,845
Deferred tax asset, non-current portion	20,339	13,539

Total assets	$567,352	$252,425

Liabilities:
Accounts payable	$14,924	$12,414
Amounts due to related parties	7	28
Accrued liabilities and other	1,732	1,476
Capital lease obligations, current portion	3,215	1,298
Asset retirement obligation, current portion	463	476

Current liabilities	20,341	15,692
Capital lease obligations, non-current portion	11,104	4,700
Asset retirement obligation, non-current portion	6,303	6,167
Other accrued liabilities	6,850	2,686

Total liabilities	44,598	29,245

Commitments and Contingencies

Shareholders’ Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 88,958,989 at December 31, 2010 and 73,837,267 at December 31, 2009)	89	74
Additional paid-in-capital	583,354	317,923
Accumulated deficit	(60,689)	(94,817)

Total shareholders’ equity	522,754	223,180

Total liabilities and shareholders’ equity	$567,352	$252,425

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ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(US dollars in thousands, except per share amounts)

	Years Ended December 31,
	2010	2009	2008
Revenue:
Gold sales	$126,088	$42,398	$—
Silver sales	4,842	806	—

	130,930	43,204	—

Operating expenses:
Cost of sales (excludes depreciation, amortization, and accretion)	47,646	17,411	—

	83,284	25,793	—

Stripping costs	10,067	8,255	—
Mine start-up costs	—	—	12,028
Depreciation and amortization	6,972	3,132	1,587
Exploration and land holding costs	22,502	5,554	16,658
Impairment of mineral properties	—	—	38,970
Accretion	442	394	411
Corporate general and administrative	19,766	12,355	9,584

Income (loss) from operations	23,535	(3,897)	(79,238)

Interest income	145	49	932
Interest expense	—	(1,030)	(1,876)
Loss due to change in value of equity-linked financial instruments	—	(5,152)	—
Net foreign exchange gain (loss)	3,067	536	(267)
Other income	269	62	808

Income (loss) before income taxes	27,016	(9,432)	(79,641)

Income tax benefit	7,112	17,883	—

Net income (loss)	$34,128	$8,451	$(79,641)

Earnings (loss) per share:
Basic:
Weighted average number of shares outstanding	82,797,199	63,850,230	53,469,516
Income (loss) per share	$0.41	$0.13	$(1.49)

Diluted:
Weighted average number of shares outstanding	84,093,633	65,440,954	53,469,516
Income (loss) per share	$0.41	$0.13	$(1.49)

2010 Year End Financial & Operating Results |	8

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands, except per share amounts)

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$34,128	$8,451	$(79,641)
Adjustments to reconcile net income (loss) for the period to net cash provided by (used in) operating activities:
Depreciation and amortization	6,972	3,132	1,587
Amortization of deferred loan costs	—	87	1,748
Impairment of mineral interests	—	—	38,970
Accretion	442	394	411
Stock-based compensation	4,092	3,776	3,938
Foreign exchange loss	—	1,018	313
Gain (loss) on disposal of assets	—	92	(809)
Loss due to change in fair value of equity-linked
financial instruments	—	5,152	—
Gain on recognition of AMRs	(269)	(152)	—
Deferred income tax benefit	(7,111)	(17,883)	—

Change in operating assets and liabilities:
Inventories	(3,035)	(3,992)	(2,098)
Ore on leach pads	(14,008)	(27,778)	(2,721)
Prepaids and other	(3,493)	(2,673)	(170)
Reclamation expenditures	(470)	(167)	—
Accounts payable and amounts due to related parties	2,490	4,307	7,172
Accrued liabilities and other	4,557	2,419	586

Net cash provided by (used in) operating activities	24,295	(23,817)	(30,714)

Cash flows from investing activities:
Additions to plant and equipment	(27,209)	(6,664)	(26,803)
Additions to mine development costs	(9,816)	(3,210)	(8,496)
Increase in restricted cash	(954)	(1,429)	(7,051)
Proceeds from advance minimum royalties	131	200	634
Proceeds on disposal of mineral properties	—	—	1,625

Net cash used in investing activities	(37,848)	(11,103)	(40,091)

Cash flows from financing activities:
Proceeds on issuance of common stock	279,240	117,388	74,724
Share issuance costs	(17,886)	(5,193)	(5,171)
Proceeds from term loan	—	6,348	9,745
Repayment of term loan	—	(7,366)	(10,058)
Payment of loan costs	—	(87)	(1,748)
Repayments of principal on capital lease agreements	(1,553)	(1,100)	(281)

Net cash provided by financing activities	259,801	109,990	67,211

Net increase (decrease) in cash and cash equivalents	246,248	75,070	(3,594)
Cash and cash equivalents, beginning of year	91,581	16,511	20,105

Cash and cash equivalents, end of year	$337,829	$91,581	$16,511

Supplemental cash flow disclosures:
Cash paid for interest	$440	$1,050	$2,075
Cash paid for income taxes	800	—	—
Non-cash financing and investing activities
Shares issued in satisfaction of liability for equity-linked financial instruments	—	9,484	—
Mining equipment acquired by capital lease	9,873	4,105	3,241

2010 Year End Financial & Operating Results |	9